EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------



               ENGLOBAL CORPORATION REPORTS THIRD QUARTER RESULTS

HOUSTON, TX, November 9, 2007 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and professional services, today reported record net income of $4.0 million, or $0.15 per basic share, for the quarter ended September 30, 2007. Operating profit margin increased to 8.0% during the third quarter 2007, compared to operating margins of 7.7% and 6.8% during the second and first quarters 2007, respectively. For the nine months ended September 30, 2007, ENGlobal reported its cumulative net income at $0.41 per basic share, compared to $0.08 per basic for the same period in 2006.

Third Quarter 2007 Highlights Compared to Third Quarter 2006:
-------------------------------------------------------------

     o    Gross profit margin increased to 16.9% from 5.6%
     o    Revenue increased 17% to a record $96.8 million from $82.5 million
     o Bi-weekly billable hours averaged 200,500 hours, up 36%, compared to 148,000 hours
     o Net income increased 350%, to $4.0 million compared to a loss of $1.6 million
     o 28.8% of quarter-over-quarter revenue increase attributable to organic or non-acquisition growth

The following table illustrates the composition of the Company's revenue for the three and nine months ended September 30, 2007:

                                        Quarter Ended        Nine Months Ended
    (Dollars in millions)             September 30, 2007     September 30, 2007
                                     --------------------  ---------------------
                                     Revenue   % of Total   Revenue   % of Total
                                                 Revenue                Revenue
                                     --------  ----------  ---------  ----------

1.  Detail-design                    $   35.5       36.7%      107.4       40.1%
2.  Field services                       41.4       42.8%      114.8       42.8%
3.  Procurement and construction          9.4        9.7%       16.2        6.0%
4.  Design-build fixed price              6.0        6.2%       14.0        5.2%
5.  Systems                               4.5        4.6%       15.7        5.9%
                                     --------  ----------  ---------  ----------
                                     $   96.8      100.0%  $   268.1      100.0%
                                     ========  ==========  =========  ==========



                                    ~ more ~
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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com
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ENGlobal Corporation Press Release
November 9, 2007
Page 2


Revenue for the quarter totaled a record $96.8 million, an increase of approximately $14.3 million, or 17%, compared to the third quarter of 2006. ENGlobal continues to benefit from an upward trend in cost-plus billable work in its engineering segment, which is being seen by most of its operations. Revenue in the quarter sequentially increased 8% when compared to $89.6 million in the second quarter of 2007.

As a percentage of revenue, selling, general and administrative ("SG&A") expenses increased to 8.9% for the three months ended September 30, 2007 from 8.2% for both the comparable period in 2006 and the second quarter 2007, respectively. SG&A increased slightly above the Company's targeted baseline of $7.5 million per quarter primarily due to an increased level of stock compensation, bad debt, and SOX expenses incurred during the quarter.

The Company's cash flow from operations has been affected primarily by the timing of its collection of accounts receivable. On average, accounts receivable days outstanding is 66 days for the three months ended September 30, 2007, a decrease from 70 days and 71 days in the second and first quarters of 2007, respectively. A factor contributing to an increased overall level in days outstanding has been the conversion of outstanding receivables from an ethanol client to a long-term promissory note. The Company is making rapid improvements in getting unbilled receivables current and improving billing and collection processes.

Long-term debt, net of current portion, increased 39.0%, or $10.6 million, from $27.2 million at December 31, 2006 to $37.8 million at September 30, 2007. As percentage of stockholders' equity, long-term debt increased to 70.7% from 66.5% at these same dates. The primary reason for the increase in long-term debt is the re-classification of $10.4 million accounts and unbilled receivables to a long-term note receivable plus timing difference related to meeting short-term bi-weekly payroll obligations from the Company's growth and longer collection periods on receipts from its clients.

The outstanding balance on the line of credit as of September 30, 2007 was $35.7 million, with remaining borrowings available of $14.3 million. As of November 06, 2007, the outstanding balance on the line of credit was $26.3 million, with remaining borrowings available of $23.7 million.

The estimated effective tax rate was 43.6% for the three months ended September 30, 2007 compared to 40.7% for the comparable prior year period. The change in the effective tax rate is the result of increasing state income taxes, and a higher tax bracket for Federal taxes. The Company continues to work with its tax consultants to assist with taxation planning to, if possible: (i) mitigate taxes and/or (ii) take advantage of all available tax benefits.

Management's Assessment:

Commenting on the overall results, ENGlobal's Chairman and Chief Executive Officer, William A. Coskey, P.E., noted, "We are pleased with our favorable results and the positive sequential trends we are seeing in the majority of our business units. These factors enabled us to deliver good results and demonstrate the continued successful implementation of our growth strategies. We are particularly proud to have increased operating margins to 8.0%, which has steadily increased over the course of this year."

ENGlobal averaged 200,500 billable hours per two-week period during the third quarter 2007, a 36% increase, when compared to 148,000 billable hours in the same period in 2006. The third quarter 2007 average represents a 5% increase over 190,000 billable hours in the second quarter 2007. The Company's overall utilization percentage, inclusive of overhead personnel, is approximately 91% for the third quarter 2007 compared to 90% for the comparable period of 2006.

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ENGlobal Corporation Press Release
November 9, 2007
Page 3


The Company also announced that, subsequent to the end of third quarter, it has terminated a contract on a previously announced ethanol project. ENGlobal has converted the receivable into a long-term promissory note, which, net of reserves, is in the amount of $9.1 million. Management believes that the Company will be successful in recovering the full balance owed on the project. In addition, it has filed a mechanics lien on the partially completed plant. The Company expects to establish a structured transition plan to recover amounts owed, while assisting the client in its efforts to raise financing for the project. The client has affirmed its intention to restart the project once permanent funding is received.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 407-0782 (Domestic) or (201) 689-8567 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Third Quarter 2007 Earnings Conference Call". If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Wednesday, November 21, 2007. The replay can be accessed by dialing
(877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286,
Conference ID # 259177. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 will be filed with the Securities and Exchange Commission on November 9, 2007 reflecting these results.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering, automation systems, field inspection, and land management and regulatory services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. The Company, with its subsidiaries, now employs over 2,500 employees in 18 offices and occupies over 450,000 square feet of office and manufacturing space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last five years, placing first in 2004 and 2005, second in 2006 and 2003, and 10th in 2007. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.


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ENGlobal Corporation Press Release
November 9, 2007
Page 4


                                     FINANCIAL HIGHLIGHTS
                                     --------------------
                             (in thousands, except per basic data)


                                                     Quarter Ended           Nine Months Ended
                                                     September 30              September 30
                                                ----------------------    ----------------------
                                                   2007         2006         2007         2006
                                                ---------    ---------    ---------    ---------

Operating Revenue                               $  96,826    $  82,503    $ 268,061    $ 224,196

Operating Expenses:
      Direct cost                                  80,487       77,954      224,225      200,697
      Selling, general and administrative           7,722        6,411       21,338       18,921
      Depreciation and amortization                   881          393        2,299        1,150
                                                ---------    ---------    ---------    ---------
           Total operating expenses                89,090       84,758      247,862      220,768
                                                ---------    ---------    ---------    ---------

           Operating income (loss)                  7,736       (2,255)      20,199        3,428

Other Income (Expense):
      Other income (expense)                          (53)         (20)         462          389
      Interest income (expense), net                 (636)        (371)      (1,896)        (786)
                                                ---------    ---------    ---------    ---------

Income before Provision for Income Taxes            7,047       (2,646)      18,765        3,031

Provision for Income Taxes                          3,072       (1,076)       7,722        1,036
                                                ---------    ---------    ---------    ---------

Net Income (Loss)                                   3,975       (1,570)      11,043        1,995
                                                =========    =========    =========    =========

Net Income Per Common Share:
      Basic                                          0.15        (0.06)        0.41         0.08
      Diluted                                        0.14        (0.06)        0.40         0.07

Weighted Average Shares Used in
Computing Net Income Per basic:

      Basic                                        26,953       26,646       26,877       26,475
      Diluted                                      27,417       26,646       27,278       27,028


Selected Balance Sheet Information (in thousands):
--------------------------------------------------

                                                            As of
                                                Sept. 30, 2007   Dec. 31, 2006
                                                --------------   -------------

     Cash                                          $  1,103           1,403
     Working capital                                 48,924          35,187
     Property and equipment, net                      7,001           8,725
     Total assets                                   126,790         106,227
     Long-term debt, net of current portion          37,795          27,162
     Stockholders' Equity                            53,531          40,861


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